EXHIBIT 10.9
SERVICES AGREEMENT
     This Services Agreement (this “Agreement”), dated as of January 9, 2007 (the “Effective Date”), is by and between American Processing Company, LLC, a Michigan limited liability company (the “Default Specialist”), Feiwell & Hannoy Professional Corporation, an Indiana professional corporation (the “Firm”), and, solely for purposes of making the commitments set forth in Article VIII (Restrictive Covenants), Douglas Hannoy, Michael J. Feiwell, and Murray J. Feiwell (each a “Restricted Party,” and collectively, the “Restricted Parties”). The Firm and the Default Specialist are hereinafter collectively referred to as the “Parties”. Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 below.
RECITALS
     A. The Firm is engaged in the Practice of Law with its principal office in Indianapolis, Indiana. Prior to the date hereof, in addition to the Practice of Law, the Firm provided certain non-legal services to Clients, including the Mortgage Default Services.
     B. Immediately prior to, and in connection with the transactions contemplated by this Agreement, the Firm has sold to the Default Specialist substantially all of the assets (the “Purchased Assets”) used by the Firm in the business of providing Mortgage Default Services to the Firm’s Clients and the Default Specialist has assumed certain liabilities of the Firm associated therewith (the “Assumed Liabilities”) pursuant to that certain Asset Purchase Agreement, executed prior to this Agreement on the date hereof (the “Purchase Agreement”), by and among the Firm, the Default Specialist and the Restricted Parties.
     C. The Firm now desires, subject to the terms and conditions described herein, to engage the Default Specialist to provide Mortgage Default Services to the Firm for the benefit of its Clients; provided, however, that the performance of any Legal Services in connection with the business of the Firm shall continue to be performed by the Firm.
     D. Each Restricted Party has agreed to become a party to this Agreement solely for the limited purpose of agreeing to certain covenants applicable to him as set forth in Article VIII (Restrictive Covenants).
AGREEMENTS
     In consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement (including in the schedules and exhibits), shall have the respective meanings indicated below for all purposes of this Agreement:
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Adjusted EBITDA” means the sum, without duplication, of net income of Default Specialist for a specified period, as:
          (a) reduced by the amount of any (i) gains derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (ii) gains resulting from the sale or other disposition of assets not in the ordinary course of business, and (iii) gains attributable to adjustments relating to prior periods; all to the extent the foregoing items are included in the determination of such net income; and
          (b) increased by the amount of any (i) interest expense, (ii) income or gross receipts taxes, (iii) depreciation and amortization, (iv) losses derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, (v) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, and (vi) deductions or losses attributable to adjustments relating to prior periods; all to the extent the foregoing items are deducted in the determination of such net income.
     “Affiliate” as applied to any Person, means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. The term “control” (including, with correlative meanings, the terms “controlling, “controlled by” and” under common control with”), as applied to any Persons, includes the possession, directly or indirectly, of ten percent (10%) or more of the voting power (or in the case of a Person which is not a corporation, ten percent (10%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. Notwithstanding anything to the contrary herein, for purposes of this Agreement, each Restricted Party shall be considered an “Affiliate” of the Default Specialist.
     “Agencies” shall mean, individually or collectively, Fannie Mae, Freddie Mac, FHA, VA and GNMA and any other governmental agencies or quasi-governmental agencies who are residential mortgage lenders or residential mortgage loan servicing companies that are or become Clients of the Firm.
     “Agreement” has the meaning set forth in the Preamble of this Agreement.
     “Amended Fee Schedule Date” means January 1, 2008 and each anniversary thereof.
     “Amended Fee Schedule” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Applicable Law(s)” means any statute, law, ordinance, regulation, requirement, order or rule of any federal, state, local government or other governmental agency or body or of any other type of regulatory body, or any governmental or administrative interpretation of any thereof, including, but not limited to, any and all federal, state and local laws governing the legal profession generally, including, but not limited to, the State of Indiana’s Rules of Professional Conduct, the Fair Debt Collection Practices Act and the Graham-Leach-Bliley Act.
     “Assumed Liabilities” has the meaning set forth in the Recitals of this Agreement.
     “Breaching Party” has the meaning set forth in Section 9.3 of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Business” means the business of providing Mortgage Default Services.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in Detroit, Michigan or Indianapolis, Indiana.
     “Call Closing Date” has the meaning set forth in Section 13.2 of this Agreement
     “Call Delivery Date” has the meaning set forth in Section 13.1 of this Agreement
     “Call Notice” has the meaning set forth in Section 13.1 of this Agreement
     “Change” and “Changes” have the meaning set forth in Article X of this Agreement.
     “Claim” has the meaning set forth in Section 12.6 of this Agreement.
     “Clients” shall mean residential mortgage lenders or residential mortgage loan servicing companies that have engaged the Firm, or may engage the Firm in the future, as well as any other Person who receives Legal Services from the Firm.
     “Default Specialist Confidential Information” has the meaning set forth in Section 7.1(a) of this Agreement.
     “Default Specialist Intellectual Property” has the meaning set forth in Section 7.6 of this Agreement.
     “Default Specialist Workforce” has the meaning set forth in Section 5.1 of this Agreement.
     “Default Specialist” has the meaning set forth in the Preamble of this Agreement.
     “Effective Date” has the meaning set forth in the Preamble to this Agreement.
     “Employee Expenses” means any and all employee costs of the Default Specialist Workforce, including, but not limited to, personnel salaries, overtime, bonuses, commissions, fringe benefits, accrued vacations, sick leave time, profit sharing, pension, and any insurance benefits.
     “Encumbrances” means any liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature.
     “Engagement Letter” means any engagement letter, contract, agreement or other arrangement between the Firm and a Client.
     “Extended Term” has the meaning set forth in Section 9.2 of this Agreement.
     “Fannie Mae” shall mean the Federal National Mortgage Association.
     “Fee Schedule” has the meaning set forth in Section 3.1(a) of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Firm Confidential Information” has the meaning set forth in Section 7.2(a) of this Agreement.
     “Firm Damages” has the meaning set forth in Section 12.4 of this Agreement.
     “Firm” has the meaning set forth in the Preamble of this Agreement.
     “First Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “FHA” shall mean the Federal Housing Administration.
     “Force Majeure Condition” shall mean any condition or event beyond the control of the Party affected thereby, including, but not limited to, fire, explosion, or other casualty, act of God, war or civil disturbance, acts of public enemies, embargo, the performance or non-performance of third parties, acts of city, state, local or federal governments in their sovereign, regulatory, or contractual capacity, labor difficulties and strikes.
     “Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.
     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied in accordance with past practices.
     “GNMA” shall mean the Government National Mortgage Association.
     “Indemnified Party” has the meaning set forth in Section 12.6 of this Agreement.
     “Indemnifying Party” has the meaning set forth in Section 12.6 of this Agreement.
     “Initial Term” has the meaning set forth in Section 9.1 of this Agreement.
     “Initial Year” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Insolvent” means a party who: (a) fails to pay its debts in the ordinary course of business as they come due; (b) makes an assignment for the benefit of its creditors, or voluntarily commences proceedings in bankruptcy, reorganization or liquidation under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., as amended, or under any other state, federal or Applicable Law for the relief of debtors (or an action under any such laws is commenced against such party and is not discharged within 60 days); or (c) has a receiver, trustee or custodian appointed to operate its business who is not discharged within 60 days of his, her or its appointment.
     “Investors” shall mean Fannie Mae, Freddie Mac and the Private Investors, collectively.
     “Invoice” means any Monthly Invoice or the First Invoice.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Legal Services” means counseling or assisting others in matters that require the use of legal discretion and profound legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge.
     “License” has the meaning set forth in Section 9.7(a) of this Agreement.
     “License Period” has the meaning set forth in Section 9.7(a) of this Agreement.
     “Malpractice Insurance Policies” has the meaning set forth in Section 4.6 of this Agreement.
     “Material Breach” means any breach of this Agreement by one Party that:
     (a) significantly deprives the Non-breaching Party of the benefits afforded to it under this Agreement;
     (b) causes the Non-breaching Party to suffer losses or damages that cannot be properly redressed by the payment of money; or
     (c) constitutes gross negligence or willful misconduct on the part of the Breaching Party.
     “Monthly Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “Mortgage Default Services” means services undertaken in connection with residential mortgage defaults including, but not limited to, the processing of foreclosure sales, evictions and bankruptcy filings, but excluding in each instance any Legal Services; provided, however, Mortgage Default Services shall not include any service of process, auction services, title services, and posting and newspaper publication services.
     “Non-breaching Party” has the meaning set forth in Section 9.3 of this Agreement.
     “Objection Notice” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Office Products” has the meaning set forth in Section 4.4 of this Agreement.
     “Office Sharing and Sharing Agreement” means that certain Office Sharing Agreement, dated as of the date hereof, by and between the Firm and the Default Specialist.
     “Operating Agreement” means Amended that certain Amended and Restated Operating Agreement of the Default Specialist, dated as of March 14, 2006, as amended, restated, supplemented or otherwise modified from time to time.
     “Parties” has the meaning set forth in the Preamble of this Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Practice of Law” means any activities that constitute providing Legal Services.
     “Prevailing Party” has the meaning set forth in Section 12.2 of this Agreement.
     “Private Investors” shall mean individual private investors who make or invest in residential mortgage loans.
     “Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Purchased Assets” has the meaning set forth in the Recitals of this Agreement.
     “Reasonable Attorneys’ Fees” shall mean those attorney’s fees actually incurred in obtaining a judgment in favor of the Prevailing Party.
     “Repurchase Price” shall mean the product of (x) the Firm’s Participating Percentage (as defined in the Operating Agreement) as of the applicable date and (y) (i) Adjusted EBITDA for the most recently completed twelve (12) calendar months prior to such date, multiplied by (ii) 6.25.
     “Restricted Period” has the meaning set forth in Section 8.1(a) of this Agreement.
     “Restrictive Covenants” has the meaning set forth in Section 8.1 of this Agreement.
     “Standard Operating Procedures” means the operating procedures agreed to by the Parties regarding the integration of Mortgage Default Services provided by the Default Specialist and Legal Services provided by the Firm.
     “Termination Date Anniversary” has the meaning set forth in Section 9.7(b) of this Agreement.
     “Termination Date” means the effective date of the termination of this Agreement in accordance with Sections 9.3, 9.4 or 9.5.
     “Termination Fee” means a per file fee equal to (i) $[***] for any termination date that is effective prior to December 31, 2007 and (ii) for any date thereafter, the product of (x) [***] and (y) the foreclosure per file fee in effect as of the applicable date; provided, however, with respect to the Termination Fee described in clause (ii), in no event shall the per file Termination Fee for any non-foreclosure file exceed the product of [***] multiplied by the applicable per file fee in effect as of the applicable date
     “Termination Period” has the meaning set forth in Section 9.10(a) of this Agreement.
     “Territory” has the meaning set forth in Section 8.1(a) of this Agreement.
     “Veritas Software” means that certain case management software program owned by the Default Specialist and used in the provision of Mortgage Default Services whether or not such program is referred to by the name “Veritas”.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Work Product” shall mean all work product developed by the Firm, or any of its employees or approved subcontractors (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion) in the performance of Legal Services for Clients, whether or not the services being performed are complete.
     “Work-in-Process” shall mean at any time shall mean all Work Product in the hands of the Firm including, but not limited to, mortgage loan files, bankruptcy, foreclosure or litigation files relating to any Client mortgage loan, working papers, narrative descriptions, reports, data, tapes, diskettes, software (if originally provided by a Client), and all material of similar character.
     “VA” shall mean the Department of Veterans Affairs.
     1.2 Additional Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, paragraph, clause, Exhibit and Schedule references contained in this Agreement are references to sections, clauses and schedules in or to this Agreement, unless otherwise specified.
ARTICLE II SERVICES TO BE PROVIDED BY THE DEFAULT SPECIALIST
     2.1 Mortgage Default Services. The Firm hereby engages the Default Specialist, and the Default Specialist hereby agrees to perform the Mortgage Default Services that the Firm has determined or established as necessary and essential for the benefit of, and on behalf of, its Clients. In connection with the engagement of the Mortgage Default Specialist by the Firm pursuant to this Agreement, the Parties shall mutually agree upon Statements of Work outlining the Mortgage Default Services to be provided by the Mortgage Default Specialist hereunder and the obligations of the Firm with respect thereto, and such Statements of Work shall be amended from time to time by the Parties acting reasonably and in good faith, and shall serve as a guideline to the Parties with respect to the Mortgage Default Services to be provided by the Mortgage Default Specialist hereunder and the obligations of the Firm with respect thereto.
     2.2 Supervision of Default Specialist Personnel. The Parties intend that all employees of the Default Specialist who are providing Mortgage Default Services pursuant to this Agreement, shall, to the extent required by Applicable Law, work under the direct or indirect supervision of an attorney employed by the Firm in a manner consistent with the historical practices of the Firm. Such supervising attorney shall have the ultimate authority as to all legal decisions regarding each file, matter, or case for which the Default Specialist is performing Mortgage Default Services. Notwithstanding the foregoing, and in any event, the Firm agrees to cause its attorneys to provide supervision of the employees of the Default Specialist that are providing Mortgage Default Services in compliance with Applicable Law.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     2.3 Standard Operating Procedures. The Standard Operating Procedures shall be formulated in compliance with all Applicable Laws. The Standard Operating Procedures shall be amended from time to time by the Firm and the Default Specialist, in accordance with changes in Applicable Law, or for the reasonable accommodation of reasonable requests of Clients, Investors or Agencies, so long as any such amendments shall not materially increase the duties or responsibilities of the Default Specialist or the Firm hereunder.
     2.4 Exclusivity. During the term of this Agreement (including any extensions or renewals thereof) and thereafter to the extent provided in Article IX of this Agreement, none of the Default Specialist or any of its Affiliates shall directly or indirectly provide Mortgage Default Services to any other Person with respect to Legal Services related to real estate located in the State of Indiana. The foregoing shall apply to all Persons performing Legal Services related to real estate located in Indiana whether or not such Person is actually located in the State of Indiana or simply providing Legal Services in Indiana. For clarity, during the term of this Agreement (and thereafter to the extent provided in Article IX of this Agreement), the foregoing shall prohibit the Default Specialist and its Affiliates from directly or indirectly licensing the Veritas Software to any other Person with respect to Legal Services related to real estate located in the State of Indiana. Notwithstanding the foregoing, Default Specialist shall, with the prior written consent of the Firm (which consent will not be unreasonably withheld), be entitled to provide Mortgage Default Services to any Person who has sold to the Default Specialist substantially all of the assets used by such Person in the business of providing Mortgage Default Services. The parties acknowledge that it would be reasonable for the Firm to withhold its consent if the provision of Mortgage Default Services by the Default Specialist could reasonably be expected to lead to the material erosion of the Firm’s market share or reduce or eliminate a material competitive advantage of the Firm.
ARTICLE III
COMPENSATION AND REIMBURSEMENT
     3.1 Fees and Reimbursement.
     (a) Initial Fee Schedule. Subject to the terms and conditions of this Section 3.1, in consideration for the performance of the Mortgage Default Services hereunder, the Default Specialist will be compensated on a per file fee basis for files referred by the Firm to the Default Specialist for processing in accordance with the following fee schedule (the “Fee Schedule”):

Type of File	Per File Fee
Foreclosure	$[***]
Bankruptcy	$[***]
Eviction	$[***]
Other	$[***]
The Fee Schedule set forth above shall be in effect for a period starting on the Effective Date and ending on December 31, 2007. If at any time prior to the conclusion of a file, such file is converted from one file type to another (e.g., from a foreclosure file to a bankruptcy file), then a new file will be deemed to have been created on the date of such conversion and to have been referred by the Firm to the Default Specialist for processing and the Default Specialist will be
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

entitled to a new file fee in accordance with the Fee Schedule. Notwithstanding the foregoing, consistent with the Firm’s past practice, Default Specialist shall only be entitled to one (1) foreclosure fee on a file. For example, if a file is initially referred by the Firm as a foreclosure file, is subsequently converted to a bankruptcy file and is then converted back to a foreclosure file, Default Specialist shall not be entitled to a second (2nd) foreclosure fee. In addition, consistent with the Firm’s past practice, once the Firm has been invoiced with respect to a bankruptcy file, no further fee shall be due to Default Specialist hereunder with respect to actions under such bankruptcy court case number.
     (b) Amended Fee Schedule.
          (i) The parties acknowledge and agree that, for each of 2008, 2009, 2010, 2011 and 2012 (each an “Initial Year”), on January 1st of each Initial Year, each per file fee set forth on the Fee Schedule shall be increased to equal that amount (the “Fee Increase Amount”) equal to the product of (x) the per file fee in effect during the immediately preceding Initial Year and (y) the CPI Percentage. In no event shall the Fee Increase Amount for any per file fee be less than the per file fee for the immediately preceding year. For each Initial Year, the Fee Increase Amount for each fee per file shall be submitted to the Firm in writing by Default Specialist on a date that is no later than thirty (30) days after the publication of the Consumer Price Index — All Urban Consumers, U.S. City Average by the BLS (as defined below) for the applicable Measuring Month (as defined below). The Firm acknowledges that it shall have no right to contest the Fee Increase Amounts for any Initial Year. For purposes of this Agreement, for any Initial Year, the “CPI Percentage” shall equal the product of (x) 100% and (y) a fraction, the numerator of which is the Consumer Price Index — All Urban Consumers, U.S. City Average (the “CPI”) compiled and published by the Bureau of Labor Statistics and the Department of Labor (the “BLS”) for the United States of America for the month of November of the fiscal year immediately preceding such Initial Year (the “Measuring Month”) and the denominator of which is the CPI for the month twelve (12) months prior to such Measuring Month. In the event that the CPI Percentage is less than 100% for any Initial Year, the Parties agree that there shall be no increase to the Fee Increase Amount for such Initial Year; provided, however, there in no event shall be any decrease to the Fee Increase Amount; provided, further, if, for a given Initial Year, the CPI percentage is calculated to be less than 100%, the CPI Percentage for the next Initial Year shall be computed using the Measuring Month twenty-four (24) months prior to such Measuring Month as the denominator. For purposes of example only, to determine the CPI Percentage for 2008, the CPI Percentage would equal the product of (x) 100% and (y) a fraction, the denominator of which would equal the Consumer Price Index — All Urban Consumers, U.S. City Average published by the BLS for the month of November 2007 and the denominator of which would be the Consumer Price Index — All Urban Consumers, U.S. City Average published by the BLS for the month of November 2006.
     (c) For each year during the term of this Agreement after the Initial Years, on or before the forty-fifth (45th) day prior to an Amended Fee Schedule Date, the Default Specialist may propose to the Firm an amended Fee Schedule (an “Amended Fee Schedule”) that will be in effect for the one-year period commencing with the applicable Amended Fee Schedule Date. On or before the fifteenth (15th) day after receiving the proposed Amended Fee Schedule, the Firm may deliver to the Default Specialist a notice of objection to the proposed Amended Fee Schedule (an “Objection Notice”). If no such Objection Notice is timely delivered by the Firm
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

to the Default Specialist, then that Amended Fee Schedule shall be binding on the Parties for the one-year period commencing on the applicable Amended Fee Schedule Date. If the Firm does timely deliver to the Default Specialist an Objection Notice, the Firm and the Default Specialist shall thereafter negotiate with each other in good faith to agree upon an Amended Fee Schedule. If the Firm and the Default Specialist are unable to agree upon an Amended Fee Schedule within fifteen (15) days after an Objection Notice has been given, then the existing Fee Schedule shall remain in effect and the Default Specialist shall thereafter have the option of terminating this Agreement in its sole discretion in accordance with Section 9.4 hereof.
     (d) Client Related Third Party Expenses. Notwithstanding anything to the contrary herein, the Firm agrees that it will pay all Client related third party expenses incurred by the Default Specialist in the performance of the Mortgage Default Services hereunder, including, but not limited to, fees paid for (i) publication and posting of legal notices; (ii) title insurance; (iii) filing of deeds and other legal documents; (iv) sheriff services; (v) packaging services; and (vi) court costs.
     3.2 Invoice and Payments.
     (a) Invoice. Within fifteen (15) days following the end of each calendar month during the term of this Agreement, and any extensions or renewals thereof, the Default Specialist shall submit an invoice to the Firm (each a “Monthly Invoice”) indicating (i) the number and types of files referred by the Firm to the Default Specialist for processing during the preceding month, (ii) the number and type of Pre-existing Files (as defined in Section 3.2(b) below) reflected in such Monthly Invoice and (iii) the total amount due to the Default Specialist for such files.
          (i) With respect to any foreclosure file reflected in the Monthly Invoice, of the Per File Fee attributable to each file referred by the Firm to the Default Specialist, fifty percent (50%) of such Fee shall be included in the Monthly Invoice for the month in which the file was referred and the remaining fifty percent (50%) shall be included in the Monthly Invoice for the month in which the file was either “final billed” or closed with no final bill.
          (ii) With respect to any files other than foreclosure files reflected in the Monthly Invoice, of the Per File Fee attributable to each file referred by the Firm to the Default Specialist, one hundred percent (100%) of such Fee shall be included in such Monthly Invoice.
     (b) Files Opened Prior to Effective Date. The parties acknowledge that the Firm opened files prior to the Effective Date (“Pre-existing Files”), that Default Specialist will be providing Mortgage Default Services pursuant to this Agreement with respect to such Pre-existing Files and that Default Specialist shall not be entitled to receive a full Per File Fee with respect to such Pre-existing Files. The first Monthly Invoice will be delivered on or prior to January 31, 2007 (the “First Invoice”). Except as otherwise expressly provided for in this Section 3.2(b), Default Specialist shall not be entitled to any fee with respect to Mortgage Default Services provided with respect to Pre-existing Files.
          (i) With respect to foreclosure files, the First Invoice shall include an amount equal to the product of (A) [***] multiplied by (B) the number of Pre-existing Files opened by
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

the Firm in the [***] period prior to the Effective Date multiplied by (C) the applicable Per File Fee for each such Pre-existing File. Additionally, the Monthly Invoice for each month in which a Pre-existing File is either “final billed” or closed with no final bill, shall include an amount equal to (i) [***] multiplied by (ii) the number of Pre-existing Files “final billed” or closed with no final bill during the month multiplied by (iii) the applicable Per File Fee.
          (ii) With respect to all other files except foreclosure files, the First Invoice shall include an amount equal to the product of (i) [***] multiplied by (ii) the number of Pre-existing Files that are non-foreclosure files opened by the Firm during the [***] period prior to the Effective Date, and existing on, the Effective Date multiplied by (iii) the applicable Per File Fee for each such Pre-existing File.
          (iii) With respect to all files which have been “final-billed” in the ordinary course of business, consistent with past practice, on or prior to the Effective Date, no fee shall be due Default Specialist hereunder.
     (c) Objection. The Firm shall have the right to dispute, in good faith, any Monthly Invoice, in part or in total. The Firm will promptly notify the Default Specialist of any dispute regarding any Monthly Invoice, and the Parties agree to use their best efforts to promptly resolve any such dispute. If the Parties are unable to reach a resolution, then the Parties will choose a mutually acceptable independent accounting firm to resolve such dispute. The decision of the independent accounting firm shall be final as to all matters relating to such dispute, and the Parties shall split all costs associated with the engagement of the independent accounting firm equally. When attempting to resolve any such dispute, the Parties agree to allow the other Party and the independent accounting firm access to all information relevant to such issue(s) in dispute, unless such access would violate any other provision of this Agreement, the attorney client privilege or any client secrets.
     (d) Payment. The Firm shall pay each Monthly Invoice on or before the 10th day of the calendar month immediately following the calendar month during which the Monthly Invoice was received; provided, however, that the Firm is under no obligation to make any payments for any amounts in any Monthly Invoice that is subject to a dispute as provided in Section 3.2(c) above, until ten (10) days after such dispute is resolved. The Parties agree that the Firm shall be entitled to offset against the amount due under any Monthly Invoice any amounts with respect to “no bill” files.
     3.3 Reasonable Value. The Firm and the Default Specialist acknowledge and agree that the Fee Schedule has been, and any Amended Fee Schedule shall be, negotiated at arm’s-length and represents the reasonable value of the Mortgage Default Services furnished by the Default Specialist pursuant to this Agreement, considering the nature and volume of the services required. Payment of the fees pursuant to Section 3.2 hereof is not intended to be and shall not be interpreted or applied as permitting the Default Specialist to share in the Firm’s fees for Legal Services performed by the Firm on behalf of its Clients.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

ARTICLE IV
AFFIRMATIVE COVENANTS OF THE FIRM
     4.1 Exclusive Use of the Default Specialist for Mortgage Default Services. During the term of this Agreement and any extensions or renewals thereof, the Firm shall engage only the Default Specialist to provide Mortgage Default Services on behalf of a Client, and shall not retain, hire, employ, use or engage any other Person to provide such services.
     4.2 Notification to and Consents from Clients. In accordance with Applicable Law and any Engagement Letter, the Firm shall notify and, where required by the terms or conditions of any Engagement Letter, obtain the consent of its existing Clients and any new Clients of the Firm’s intention to use the Default Specialist to provide Mortgage Default Services.
     4.3 Supervision of Default Specialist. The Firm agrees to cause its attorneys to provide supervision of the employees of the Default Specialist that are providing Mortgage Default Services in compliance with Applicable Law.
     4.4 Support of the Default Specialist. Pursuant to the Office Sharing Agreement, the Firm shall permit employees of the Default Specialist to (i) utilize its office space without charge, as the Parties shall mutually determine, and (ii) provide access to, and the authorized use of, all software and assets owned or licensed by the Firm needed by the Default Specialist to operate the Business and to adequately and efficiently provide the Mortgage Default Services to the Firm and its Clients; provided, however, that all office furniture, office equipment (including, but not limited to, telephones, computers and copiers), office supplies and all other normal and customary office products associated with or required to perform the Mortgage Default Services contemplated by this Agreement (collectively, the “Office Products”) shall be the responsibility of the Default Specialist. Notwithstanding the foregoing, the Firm shall have no responsibility for any Employee Expenses. The Firm shall provide to the Default Specialist in a timely manner file count reports in a form consistent with, and using the same methodology as, the file count reports generated by the Firm for its own account prior to the date of this Agreement.
     4.5 Compliance With Law; Adherence to Professional Standards.
     (a) Professional Ethical Requirements. From and after the Effective Date, the Firm shall fully inform the Default Specialist of all professional ethical responsibilities relating to the Practice of Law (and any changes thereto), as the same may be applicable to any services performed by the Default Specialist under this Agreement. The Firm will inform the Default Specialist of and cooperate with the Default Specialist to assure that any confidences and secrets of Clients will be protected and maintained to the full extent required by any professional ethics rules applicable to the Practice of Law.
     (b) Compliance with Applicable Laws. The Firm shall perform Legal Services diligently, conscientiously and in a manner consistent with professional and ethical standards and in compliance with all Applicable Laws, including laws and professional ethical rules and requirements applying to the legal profession, and requirements of the Agencies. It is expressly acknowledged by the Parties that all Legal Services provided by the Firm shall be performed solely by licensed attorneys or under the direct supervision and control of licensed attorneys. Each of the attorneys working for the Firm shall be licensed to practice law in the State of Indiana, and any other state or federal district in which such attorney renders Legal Services. The Firm shall require that all attorneys who are licensed and in good standing as lawyers with
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

the applicable licensing authorities in one or more states and who perform the Practice of Law who are employees of the Firm comply with Applicable Laws, including, but not limited to, all applicable ethical standards and rules of professional responsibility relating to the Practice of Law.
     4.6 Maintenance of Malpractice Insurance. During the term of this Agreement and any extensions or renewals thereof, and except as otherwise provided herein, the Firm shall maintain legal malpractice insurance policies (the “Malpractice Insurance Policies”) in at least the same amount as provided for by the Firm’s current Malpractice Insurance Policies issued by an insurance carrier with an A.M. Best rating of “A” or better. The Firm represents and warrants that the Malpractice Insurance Policies, as described on Exhibit A hereto, are in full force and effect and the Firm is not in default under any of them and no material claim for coverage thereunder has been denied under any such current Malpractice Insurance Policies with respect to any matter. At the request of the Default Specialist from time to time, the Firm shall furnish the Default Specialist with a copy of the certificate of insurance evidencing the coverage under such Malpractice Insurance Policies and the Firm agrees that no such Malpractice Insurance Policies may be cancelled or the amount of coverage under such Malpractice Insurance Policies reduced without thirty (30) days prior written notice to the Default Specialist.
ARTICLE V
AFFIRMATIVE COVENANTS OF THE DEFAULT SPECIALIST
     5.1 Hiring and Maintenance of Default Specialist Workforce; Compensation. The Default Specialist shall employ or otherwise retain and be responsible for selecting, hiring, training and supervising all personnel necessary or appropriate for the proper operation of the Default Specialist and the provision of Mortgage Default Services to the Firm (the “Default Specialist Workforce”). All employee and employment benefit matters shall be the responsibility of the Default Specialist, including, but not limited to, the number, nature, type, quality and compensation of the Default Specialist Work Force and all administrative or governmental filings regarding employment. The Default Specialist shall have sole responsibility for the Employee Expenses.
     5.2 Office Products. The Default Specialist shall provide all Office Products to its employees in connection with its obligations under this Agreement, and shall have sole responsibility for the maintenance and insurance of such personalty, subject to the terms of the Office Sharing Agreement.
     5.3 Performance of Mortgage Default Services. Default Specialist shall perform the Mortgage Default Services in a manner consistent with the historical practices of the Firm. The Default Specialist shall use commercially reasonable efforts to maintain such level of personnel as is necessary to perform the Mortgage Default Services in a manner consistent with the historical practices of the Firm.
     5.4 Prohibition Against Providing Legal Services. The Parties acknowledge that the Default Specialist is not authorized or qualified to engage in any activity which under Applicable Laws may only be performed by licensed attorneys and that nothing herein shall be construed as permitting or authorizing the Default Specialist to provide Legal Services to Clients.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Notwithstanding anything to the contrary in this Agreement, to the extent any act or service required of the Default Specialist is construed or deemed to constitute the provision of Legal Services, the Default Specialist is released from any obligation to provide, and the Firm shall be deemed not to have requested the Default Specialist to provide, such act or service.
     5.5 Independence of the Firm. The Firm will be the exclusive provider of Legal Services to Clients under this Agreement and the Firm shall have complete and absolute control over the methods by which the Practice of Law is conducted by the Firm. All matters involving the internal management, control, or finances of the Firm shall remain the sole responsibility of the Firm and its shareholders, and the Default Specialist shall have no authority whatsoever over the Firm as it relates to its Practice of Law.
     5.6 Escrow Agreement. At any point during the term of this Agreement, the Firm may require the Default Specialist to place the source code for the Veritas Software into escrow with a mutually acceptable escrow agent pursuant to a mutually acceptable Software Escrow Agreement (the “Software Escrow”). The Software Escrow Agreement shall provide the Firm with certain rights to access and use the Veritas Software source code in the event Default Specialist becomes Insolvent during the term of this Agreement and the successor owner of the Veritas Software is unable to continue to provide Mortgage Default Services on the terms and conditions set forth herein. The Firm shall be solely responsible for all fees and expenses in connection with the Software Escrow and the Software Escrow Agreement, including any fees payable to the escrow agent thereunder; provided, however, in the event additional parties are added as beneficiaries to such Agreement or escrow relationship, such parties shall be required to split the fees equally with the Firm.
ARTICLE VI
CERTAIN COVENANTS OF BOTH PARTIES
     6.1 No Use of Party and Client Name. Without prior written consent, the Parties agree that they will not use, in any advertising or promotional material or media, the other Party’s name or logo or the name and logo of any Affiliate of the other Party, or otherwise identify the other Party or any Client.
     6.2 Records. The Parties shall maintain accurate books and records regarding the provision of Mortgage Default Services to the Firm by the Default Specialist, in compliance with all Applicable Laws, but in no event for less than five (5) years or for such longer period as may be required in connection with any initial public offering of the securities of the Default Specialist or its Affiliates.
     6.3 No Assignment Without Consent. The Parties hereby agree that neither this Agreement, nor any duties or obligations under this Agreement, shall be assigned or transferred by either party without the prior written consent of the other.
     6.4 Transition to Veritas. The Default Specialist shall use its commercially reasonable efforts to adapt the Veritas Software for use by the Firm and utilize the Veritas Software for the benefit of the Firm and its Clients. The Firm shall use its commercially reasonable efforts to cooperate with the Default Specialist in the adaptation of the Veritas Software for use by the
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Firm after the Effective Date. The Parties acknowledge and agree that, based on the facts and assumptions of the Parties on the date of this Agreement, the adaptation process is expected to be completed approximately in the eighteen (18) month period following the Effective Date.
ARTICLE VII
CONFIDENTIALITY; INTELLECTUAL PROPERTY
     7.1 Protection of the Default Specialist’s Confidential Information.
     (a) Confidential Information. All confidential information, proprietary information and rights, and trade secrets of the Default Specialist (the “Default Specialist Confidential Information”), shall be safeguarded and treated as confidential by the Firm. Default Specialist Confidential Information includes, but is not limited to, records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures and any information relating to and concerning the identity of customers, prospects, suppliers, employees and manner of operations of the Default Specialist. Default Specialist Confidential Information shall also include specifications, software code (including, but not limited to, the Veritas Software program owned by the Default Specialist), design, materials, documentation, flow charts, diagrams, schematics, data, databases, and business and production methods and techniques of the Default Specialist and all other confidential information, proprietary information and rights, and trade secrets of the Default Specialist. Notwithstanding the foregoing, the Parties acknowledge and agree that the Default Specialist Confidential Information shall not include any confidential information, proprietary information and rights and trade secrets which are Excluded Assets under the Purchase Agreement.
     (b) Nondisclosure of Confidential Information. The Firm recognizes and acknowledges that the Default Specialist Confidential Information is valuable, special and unique and that the protection of Default Specialist Confidential Information is critical to the Default Specialist and its ability to maintain its competitive advantage over its competitors. In furtherance of this, the Firm shall use Default Specialist Confidential Information solely in conjunction with this Agreement. Without the express written consent of the Default Specialist, the Firm shall not at any time disclose Default Specialist Confidential Information to any Person except in furtherance of this Agreement.
     (c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Firm may use and disclose any Default Specialist Confidential Information to the extent required by an order of any court or other governmental authority, but only after the Default Specialist has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The Firm shall cooperate fully with the Default Specialist in connection with obtaining any protective order or other appropriate remedy.
     7.2 Protection of Firm Confidential Information.
     (a) Confidential Information. All confidential information, proprietary information and rights and trade secrets of the Firm (“Firm Confidential Information”), shall be safeguarded and treated as confidential by the Default Specialist. Firm Confidential Information includes, but
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

is not limited to any records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures, any information relating to and concerning the identity of Clients, customers, prospects, suppliers, employees and manner of operations of the Firm, and any information of or pertaining to a Client that is confidential or privileged pursuant to any contract, statute, regulation, rule, code or legal precedent. Firm Confidential Information shall also include specifications, software code, design, materials, documentation, flow charts, diagrams, schematics, data, databases and business and production methods and techniques of the Firm and all other confidential information, proprietary information and rights and trade secrets of the Firm. Notwithstanding the foregoing, the Parties acknowledge and agree that the Firm Confidential Information shall not include any confidential information, proprietary information and rights and trade secrets which were purchased or acquired by, or licensed to, the Default Specialist pursuant to the Purchase Agreement; provided, however, the Firm may continue to use any confidential information, proprietary information and rights and trade secrets that were licensed to the Default Specialist under the Purchase Agreement.
     (b) Nondisclosure of Confidential Information. The Default Specialist recognizes and acknowledges that Firm Confidential Information is valuable, special and unique and that the protection of Firm Confidential Information is critical to the Firm. In furtherance of this, the Default Specialist shall use Firm Confidential Information solely in conjunction with this Agreement. Without the express written consent of the Firm, the Default Specialist shall not at any time disclose Firm Confidential Information to any Person except in furtherance of this Agreement.
     (c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Default Specialist may use and disclose any Firm Confidential Information to the extent required by an order of any court or other governmental authority, but only after the Firm has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The Default Specialist shall cooperate fully with the Firm in connection with obtaining any protective order or other appropriate remedy.
     7.3 Confidentiality of Third Party Information.
     (a) Confidentiality of Third Party Confidential Information. The Parties recognize that each Party has received and in the future may receive confidential or proprietary information of Clients and other third parties and such information is subject to a duty on the part of the recipient to maintain the confidentiality of such information and to use it only for certain limited purposes. The Parties agree at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the Firm’s performance of Legal Services, or the performance of Mortgage Default Services by the Default Specialist and not to disclose to any Person, or to use it except as necessary in the Firm’s performance of Legal Services, or the performance of Mortgage Default Services by the Default Specialist, consistent with their respective agreements with, or obligations under Applicable Law to, such Clients or other third parties.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     (b) Covenant Against Disclosure. Each Party agrees to use commercially reasonable efforts to safeguard the confidential material and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof.
     7.4 Exceptions to Definition of Confidential Information. The obligations of the Parties to treat any information as proprietary and confidential under this Article VII shall not apply to information which (i) is publicly available, (ii) is developed by the Default Specialist or the Firm outside the scope of this Agreement or any agreement with a Client, or (iii) is obtained rightfully from third parties not bound by an obligation of confidentiality.
     7.5 Remedies. The Parties acknowledge that disclosure of any confidential material could give rise to irreparable injury to the Parties and that such injury may be inadequately compensable in damages. Accordingly, the Firm or the Default Specialist, as applicable, may seek injunctive relief against the breach or threatened breach of the undertakings set forth in Sections 7.1, 7.2 and 7.3. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity.
     7.6 Ownership of Intellectual Property. The Firm acknowledges and agrees that the Default Specialist owns the worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, ideas, data, databases, flowcharts, scripts, discoveries, developments, concepts, improvements, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, created or developed prior to the date of this Agreement which relate to the provision of Mortgage Default Services including all patent rights, copyrights, trademarks, know-how and trade secrets, or other intellectual property rights related thereto and all modifications, improvements or changes thereto (the “Default Specialist Intellectual Property”). Notwithstanding the foregoing, the Parties acknowledge and agree that the Default Specialist Intellectual Property shall not include any confidential information, proprietary information and rights and trade secrets which were Excluded Assets under the Purchase Agreement and nothing in this Section 7.6 shall prohibit the Firm’s ability to use any such Excluded Assets in the Practice of Law.
     7.7 License of the Default Specialist Intellectual Property. During the term of this Agreement, the Default Specialist hereby grants the Firm a nonexclusive, worldwide, and royalty-free license to use the Default Specialist Intellectual Property for the benefit of Clients, subject to the following terms, conditions, and restrictions:
     (a) The license granted pursuant to this Section 7.7 authorizes only the Firm and its authorized employees and any agents or contractors to use the Default Specialist Intellectual Property.
     (b) No part or portion of the Default Specialist Intellectual Property may be sublicensed, copied, reproduced or duplicated by any means, or translated into machine language by the Firm, without the prior express written permission of the Default Specialist, except that the Firm may make those copies of the Default Specialist Intellectual Property necessary for non-productive back-up purposes only.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     (c) The Firm’s right to use the Default Specialist Intellectual Property under the terms of this Agreement shall commence on the Effective Date and shall continue until the termination of this Agreement.
ARTICLE VIII
RESTRICTIVE COVENANTS
     8.1 Restrictive Covenants of the Firm. As additional consideration for the Default Specialist entering into this Agreement with the Firm and as additional consideration for the Default Specialist to purchase the Purchased Assets and to assume the Assumed Liabilities from the Firm pursuant to the Purchase Agreement, the Firm and the Restricted Parties covenant with the Default Specialist as follows (with such covenants being collectively referred to below as the “Restrictive Covenants”):
     (a) Non-Compete. During the term of this Agreement (including any extensions or renewals thereof), and for a period of three (3) years following termination of this Agreement (the “Restricted Period”), none of the Firm, any Restricted Party or any of their respective Affiliates shall directly or indirectly, without the prior written consent of the Default Specialist, purchase, join, control, invest in, organize, start or form, or contract with, any business, individual, partnership, firm, corporation or other entity that will provide Mortgage Default Services anywhere in the States of Illinois, Indiana, Kentucky, Michigan, Ohio, and Wisconsin (the “Territory”). In addition, during the Restricted Period, the Firm shall be prohibited from effecting a merger or consolidation of the Firm with or into any other entity which is effected with a principal purpose of acquiring Mortgage Default Services capabilities for the Firm. Notwithstanding the foregoing, nothing contained in this Section 8.1(a) shall restrict in any way, the Firm’s or any Restricted Party’s ability to provide or perform Legal Services or Mortgage Default Services to Clients of the Firm or such Restricted Party.
     (b) Non-Solicitation. Except as provided in Article IX of this Agreement, during the term of this Agreement (including any extensions or renewals thereof), and for a period of three (3) years thereafter, without the prior written consent of the Default Specialist, none of the Firm, any Restricted Party, or any of their respective Affiliates shall, direct or indirectly, whether alone or in connection with any other Person, hire, recruit or employ, or solicit or otherwise seek to hire, recruit, or employ, any employee or independent contractor of the Default Specialist (i) who is then employed or engaged by the Default Specialist or (ii) who was employed or engaged by the Default Specialist within the six (6) month period prior to such contact.
     8.2 Blue-Pencil. If any court of competent jurisdiction or any other Governmental Body (as defined in the Purchase Agreement) shall at any time deem the term of any particular restrictive covenant contained in Section 8.1 too lengthy or the Territory too extensive, the other provisions of this Section 8.1 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court or Governmental Body shall determine to be permissible.
     8.3 Remedies. The Firm and the Restricted Parties acknowledge that any breach of any of the Restrictive Covenants could give rise to irreparable injury to the Default Specialist and that such injury may be inadequately compensable in damages. Accordingly, the Parties
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

agree that the Default Specialist may obtain injunctive relief against the breach or threatened breach of the undertakings set forth in Section 8.1 without the posting of any bond or other security. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity. The Parties and the Restricted Parties further agree that, in the event that the Firm or any of the Restricted Parties (i) breaches any of the Restrictive Covenants, (ii) challenges the enforceability of any of the Restrictive Covenants in any Proceeding (as defined in the Purchase Agreement) (including in any submission to, or filing with, any Governmental Body) or (iii) any Governmental Body shall at any time deem the terms or provisions any particular Restrictive Covenants to be unenforceable in any respect (each of the events described in clauses (i), (ii) and (iii), a “Covenant Challenge”), then the Default Specialist shall have the right, upon delivery of written notice at any time after such event (a “Covenant Challenge Notice”), to repurchase the Purchased Membership Interest at a purchase price of $1.00, which such redemption shall take place no later than two (2) days after the delivery of such notice by the Default Specialist. The Parties and the Restricted Parties agree that the relief contemplated by such redemption shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity. The Default Specialist and the Firm each shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the other party may at any time reasonably request to effect, consummate, confirm or evidence the redemption of the Purchased Membership Interests contemplated by this Section 8.3. In the event that the Firm fails to deliver to the Default Specialist the certificates representing the Purchased Membership Interests when required to do so pursuant to this Agreement, the Default Specialist shall cause the records and books of the Default Specialist to show that such Purchased Membership Interests are deemed canceled for failure to comply with the provisions of this Article VIII. Upon the delivery of the Covenant Challenge Notice, any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement shall immediately terminate.
ARTICLE IX
TERM AND TERMINATION
     9.1 Initial Term. The initial term of this Agreement shall be for a period of fifteen (15) years, commencing as of the date hereof and ending at midnight on the fifteenth anniversary of the date hereof (the “Initial Term”).
     9.2 Automatic Ten Year Extensions. This Agreement shall be automatically extended for up to two (2) separate and successive ten (10) year periods (with each such successive ten (10) year period being referred to herein as an “Extended Term”) unless, and only if at least twenty-four (24) months prior to the expiration of the Initial Term or, if applicable, at least twenty-four (24) months prior to the expiration of the Extended Term then in effect, either party shall give the other written notice of its intention not to extend the Initial Term or, if applicable, the Extended Term then in effect.
     9.3 Termination for Breach. Upon any Party hereto (the “Non-breaching Party”) becoming aware of a Material Breach of this Agreement by any other Party (the “Breaching Party”), the Non-breaching Party shall provide to the Breaching Party a written notice describing such Material Breach. Except as otherwise provided in this Section 9.3, the Breaching Party shall have a sixty (60) day period within which to cure such breach. If the Breaching Party has not cured such Material Breach within such period, the Non-breaching Party may terminate this
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Agreement in accordance with the terms and conditions set forth below. Nothing in this Section 9.3 shall prejudice or otherwise restrict the Non-breaching Party in the exercise of any of its other remedies under this Agreement or Applicable Law.
          (a) Termination by Firm for Uncured Material Breach by Default Specialist. If the Firm is the Non-Breaching Party and desires to terminate this Agreement upon a Material Breach by Default Specialist that Default Specialist has not cured within sixty (60) days of receiving notice of such Material Breach, then the Firm may terminate this Agreement upon twenty-four (24) months written notice to Default Specialist.
          (b) Termination By Default Specialist for Uncured Non-Monetary Material Breach. If the Default Specialist is the Non-Breaching Party and desires to terminate this Agreement upon a Material Breach by the Firm (other than for a Monetary Default Event), and which the Firm has not cured within sixty (60) days of receiving notice of such Material Breach, then the Default Specialist may terminate this Agreement upon twenty-four (24) months written notice to the Firm.
          (c) Termination By Default Specialist for Monetary Default Event. If the Default Specialist is the Non-Breaching Party and desires to terminate this Agreement upon a Monetary Default Event (as hereinafter defined) by the Firm, then the Default Specialist may immediately terminate this Agreement upon written notice to the Firm. For purposes of this Agreement, a “Monetary Default Event” shall be deemed to have occurred if, at any time during the term of this Agreement, the Firm fails to pay any amount owed to Default Specialist pursuant to this Agreement, that is undisputed between the parties, and is outstanding for a period in excess of ninety (90) days.
     9.4 Termination for Failure to Agree Upon an Amended Fee Schedule. The Default Specialist may terminate this Agreement upon twenty-four (24) months written notice to the Firm any time after the Parties have failed to agree upon an Amended Fee Schedule.
     9.5 Termination for Insolvency. In the event a Party shall become Insolvent, the other Party hereto may terminate this Agreement.
     9.6 Provisions Applicable Upon Any Termination of this Agreement.
     (a) Payment of Fees. Notwithstanding any contrary provision contained in this Agreement, upon the expiration of the Initial Term or any Extended Term of this Agreement, or upon any earlier termination of this Agreement pursuant to any of the termination provisions contained in this Agreement, the Default Specialist shall continue to collect and receive all compensation, reimbursement, and payment due for all Mortgage Default Services provided prior to the effective date of the expiration or the termination of this Agreement, which shall be billed by the Default Specialist in accordance with Article III of this Agreement.
     (b) Default Specialist Proprietary Information. Upon any termination of this Agreement, the Firm shall immediately discontinue the use of and shall promptly return all Default Specialist Confidential Information that has been made available to the Firm by reason
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

of participation herein and shall return all such property, together with any copies thereof in its possession, to the Default Specialist.
     (c) Firm Proprietary Information. Upon any termination of this Agreement, the Default Specialist shall immediately discontinue the use of and shall promptly return all Firm Confidential Information that has been made available to the Default Specialist by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to the Firm.
     (d) Access to Records. The Firm shall provide to the Default Specialist access, at reasonable times and upon reasonable request, to records relating to the Legal Services provided in connection with any Mortgage Default Services the Default Specialist performed for the Firm, for a period ending one year after the later of (i) expiration of the applicable statute of limitations for any claim which may be asserted against the Default Specialist arising from the activities pursuant to this Agreement, or (ii) conclusion of all matters relating to such claim. The Default Specialist shall provide to the Firm access, at reasonable times and upon reasonable request, to records relating to Mortgage Default Services the Default Specialist performed for the Firm, for a period ending one (1) year after the later of (i) expiration of the applicable statute of limitations for any claim which may be asserted against the Firm or (ii) conclusion of all matters relating to such claim.
     (e) Return of Work Product. Upon termination of this Agreement, or upon any Client’s earlier request, the Firm will ensure, and the Default Specialist will cooperate fully with the Firm in ensuring that all Work Product and Work-in-Process, or any lesser part designated by the Firm or any Client in writing, shall be returned by the Default Specialist to the Firm or such Client at the Default Specialist’s expense (it being understood and agreed that the Default Specialist shall have no obligation to return any work product developed or arising out of the clerical, technical, administrative and other non-legal services performed by it pursuant to the terms hereof).
     (f) Exclusivity and Non-Solicitation.
          (i) Expiration of Agreement. The Parties acknowledge and agree that (A) any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement and (B) the restrictive covenant with respect to the non-solicitation of certain employees by the Firm described in Section 8.1(b) of this Agreement, shall immediately terminate upon the date that is eighteen (18) months after (i) the expiration of the Initial Term, if any party delivers the required non-renewal notice 24 month prior to such expiration or (ii) expiration of any Extended Term, if any party delivers the required non-renewal notice 24 months prior to the expiration of such Extended Term.
          (ii) Termination by the Firm for Uncured Material Breach. In the event the Firm delivers a notice of termination of this Agreement pursuant to Section 9.3(a), (A) any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement and (B) the restrictive covenant with respect to the non-solicitation of certain employees by the Firm pursuant to Section 8.1(b) of this Agreement, shall immediately terminate upon the date that is
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

eighteen (18) months after the expiration of the 24 month period immediately following the delivery of such notice by the Firm.
          (iii) Termination By Default Specialist for Uncured Material Breach. In the event the Default Specialist delivers a notice of termination of this Agreement pursuant to Section 9.3(b), (A) any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement and (B) the restrictive covenant with respect to the non-solicitation of certain employees by the Firm pursuant to Section 8.1(b) of this Agreement, shall immediately terminate upon the date that is eighteen (18) months after the expiration of the 24 month period immediately following the delivery of such notice by the Default Specialist.
          (iv) Termination By Default Specialist for Monetary Default Event. In the event the Default Specialist delivers written notice of termination of this Agreement pursuant to Section 9.3(c), any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement shall immediately terminate upon the delivery of such notice to the Firm.
          (v) Termination for Failure to Agree Upon an Amended Fee Schedule. In the event the Default Specialist delivers a notice of termination of this Agreement pursuant to Section 9.4, (A) any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement and (B) the restrictive covenant with respect to the non-solicitation of certain employees by the Firm pursuant to Section 8.1(b) of this Agreement, shall immediately terminate upon the date that is eighteen (18) months after the expiration of the 24 month period immediately following the delivery of such notice by the Default Specialist.
          (vi) Termination for Insolvency. In the event any Party delivers written notice of termination of this Agreement pursuant to Section 9.5:
     (A) if the Firm is the Insolvent Party, any exclusivity obligation of the Default Specialist pursuant to Section 2.4 of this Agreement shall immediately terminate upon the delivery of such notice of termination; or
     (B) if the Default Specialist is the Insolvent Party, any restrictive covenant or non-solicitation provision pursuant to Section 8.1 of this Agreement shall immediately terminate upon the delivery of such notice of termination.
     9.7 Provisions Applicable Upon Termination of this Agreement on Account of an Uncured Material Breach by the Default Specialist.
     (a) Licensing of the Veritas Software. Upon the termination of this Agreement in accordance with Section 9.3(a) as a result of the Default Specialist being the Breaching Party, the Default Specialist agrees to grant to the Firm a non-exclusive license (the “License”) to use the Veritas Software for the 36 month period immediately following the delivery of notice of termination by the Firm (the “License Period”) in exchange for the royalty payments described in Section 9.7(b) and upon such terms and conditions as the Parties shall mutually agree upon at that time.
     (b) Royalty Payments for the License. For each file processed by the Firm during the License Period, the Firm shall pay the Default Specialist as a royalty payment a per file fee equal
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to the Termination Fee. The parties acknowledge and agree that the per file fee payable by the Firm pursuant to this Section 9.7(b) shall be with respect to the Firm’s use of the Veritas Software only, and any support, information technology or processing services requested by the Firm of Default Services from and after the delivery of the notice of termination by Default Services shall be provided by Default Specialist upon such terms and conditions as the Parties shall mutually agree upon at that time.
     9.8 Provisions Applicable Upon Termination of this Agreement on Account of an Non-Monetary Uncured Material Breach by the Firm.
     (a) Upon the delivery of a notice of termination by Default Specialist pursuant to Section 9.3(b) of this Agreement, Default Specialist shall continue to provide the Mortgage Default Services to the Firm during the 24 month period immediately following the delivery of such notice, on the same terms and conditions, including, but not limited to, the same fee per file, as in effect immediately prior to the delivery of such notice. The Parties acknowledge and agree that, except as set forth in Sections 9.8(b) and (c), from after the expiration of such 24 month period, the Firm shall have no further right use the Veritas software and the Default Specialist shall have no further right or obligation to provide the Firm with any Mortgage Default Services.
     (b) At the option of the Firm, upon the expiration of the 24 month period immediately following the delivery by the Default Specialist of a notice to terminate pursuant to Section 9.3(b) of this Agreement, the Firm may receive a License to use the Veritas Software for the 12 month period immediately following the expiration of such 24 month period in exchange for the royalty payments described in Section 9.8(c) and upon such terms and conditions as the Parties shall mutually agree upon at that time.
     (c) For each file processed by the Firm during such 12 month period, the Firm shall pay the Default Specialist as a royalty payment a per file fee equal to the Termination Fee. The parties acknowledge and agree that the per file fee payable by the Firm pursuant to this Section 9.8(c) shall be with respect to the Firm’s use of the Veritas Software only, and any support, information technology or processing services requested by the Firm of Default Services from and after the delivery of the notice of termination by Default Services shall be provided by Default Specialist upon such terms and conditions as the Parties shall mutually agree upon at that time.
     9.9 Provisions Applicable Upon Termination of this Agreement on Account of a Monetary Uncured Material Breach by the Firm. In the event of a Monetary Default Event, upon the delivery of a notice of termination by Default Specialist pursuant to Section 9.3(c) of this Agreement, Default Specialist have the right to immediately cease the provision of any Mortgage Default Services under this Agreement from and after the date of delivery of such notice of termination; provided, however, nothing in this Section 9.9 shall be deemed to limit Default Specialist’s rights under Section 9.6(a) of this Agreement. The Parties acknowledge and agree that, immediately upon the delivery of the notice of termination by the Default Specialist under Section 9.3(c), the Firm shall have no further right to use the Veritas Software and the Default Specialist shall have no further right or obligation to provide the Firm with any Mortgage Default Services; provided, however, upon a termination of this Agreement pursuant to Section 9.3(c) of this Agreement, the Firm shall have access to the Veritas Software for the
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sole purpose of transferring required client data and information to another default processing software system and all costs and expenses arising in connection with such access and transfer shall be borne solely by the Firm.
     9.10 Provisions Applicable Upon Termination for Failure to Agree Upon an Amended Fee Schedule.
     (a) Service Fees. Upon the delivery of a notice of termination by Default Specialist pursuant to Section 9.4 of this Agreement, Default Specialist shall continue to provide the Mortgage Default Services to the Firm during the 24 month period immediately following the delivery of such notice (the “Termination Period”), on the same terms and conditions, including, but not limited to, the same fee per file, as in effect immediately prior to the delivery of such notice.
     (b) Use of Veritas Software. Upon the termination of this Agreement in accordance with Section 9.4, the Parties agree that during the Termination Period, Default Specialist shall continue to provide the Mortgage Default Services to the Firm utilizing the Veritas Software in the same manner as in effect immediately prior to the delivery of the notice of termination by Default Specialist.
     (c) At the option of the Firm, upon the expiration of the Termination Period, the Firm may receive a License to use the Veritas Software for the 12 month period immediately following the expiration of the Termination Period in exchange for the royalty payments described in Section 9.10(d) and upon such terms and conditions as the Parties shall mutually agree upon at that time.
     (d) For each file processed by the Firm during such 12 month period, the Firm shall pay the Default Specialist as a royalty payment a per file fee equal to the Termination Fee. The parties acknowledge and agree that the per file fee payable by the Firm pursuant to this Section 9.10(d) shall be with respect to the Firm’s use of the Veritas Software only, and any support, information technology or processing services requested by the Firm of Default Services from and after the delivery of the notice of termination by Default Services shall be provided by Default Specialist upon such terms and conditions as the Parties shall mutually agree upon at that time.
     9.11 Provisions Applicable Upon Termination of this Agreement on Account of a Notice of Non-Renewal
     (a) Upon the delivery of a notice of non-renewal by either Party with respect to the Initial Term or any Extended Term, as the case may be, pursuant to Section 9.2 of this Agreement, Default Specialist shall continue to provide the Mortgage Default Services to the Firm during the 24 month period immediately following the delivery of such notice, on the same terms and conditions, including, but not limited to, the same fee per file, as in effect immediately prior to the delivery of such notice. The Parties acknowledge and agree that, except as set forth in Sections 9.11(b) and (c), from after the expiration of such 24 month period, the Firm shall have no further right use the Veritas Software and the Default Specialist shall have no further right or obligation to provide the Firm with any Mortgage Default Services.
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     (b) At the option of the Firm, upon the expiration of the Initial Term or the Extended Term, as the case may be, the Firm may receive a License to use the Veritas Software for the 12 month period immediately following the Initial Term or the Extended Term, as the case may be, in exchange for the royalty payments described in Section 9.11(c) and upon such terms and conditions as the Parties shall mutually agree upon at that time.
     (c) For each file processed by the Firm during such 12 month period, the Firm shall pay the Default Specialist as a royalty payment a per file fee equal to the Termination Fee. The parties acknowledge and agree that the per file fee payable by the Firm pursuant to this Section 9.11(c) shall be with respect to the Firm’s use of the Veritas Software only, and any support, information technology or processing services requested by the Firm of Default Services from and after the delivery of the notice of termination by Default Services shall be provided by Default Specialist upon such terms and conditions as the Parties shall mutually agree upon at that time.
ARTICLE X
CHANGES
     10.1 Changes. In the event (a) any Applicable Laws, rules, or regulations or any interpretations thereof, or any requirements of Clients, Agencies or Investors at any time during the term of this Agreement are modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the method of providing or paying for Mortgage Default Services as described in or contemplated by this Agreement, or (b) the manner of providing Mortgage Default Services, including the nature of the relationship or services involved in foreclosures that are the subject of the Mortgage Default Services, is required to change in any material respect to meet market demands for services of the type rendered by the Firm, which change, in either case has or could reasonably be expected to have a material adverse effect on the ability of either the Firm or the Default Specialist to engage in commercial activity consistent with and in furtherance of its business plans (all of the foregoing being hereinafter collectively referred to as “Changes,” and individually, a “Change”), then the parties to this Agreement shall negotiate in good faith to amend this Agreement as necessary to provide for procurement of services and payment hereunder, while at the same time preserving the economic expectations of the Parties as set forth herein, to the greatest extent possible. To the extent any act or service required of the Default Specialist in this Agreement should be construed or deemed, by any Applicable Law, governmental authority, agency or court to constitute the provision of Legal Services, the performance of said act or service by the Default Specialist shall be deemed waived and forever unenforceable and the provisions of this Section 10.1 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 10.1.
ARTICLE XI
INDEPENDENT RELATIONSHIP
     11.1 Independent Contractor Status. Each of the Parties acknowledges that each is an independent contractor and not an agent, employee or representative of the other. This Agreement shall not create any partnership or joint venture between the parties.
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     11.2 No Referral Arrangements. The Parties hereby acknowledge and agree that no benefits to the Default Specialist hereunder require or are in any way contingent upon the recommendation, referral or any other arrangement by the Default Specialist for the provision of any Legal Services or other service offered by the Firm.
     11.3 No Restriction on the Default Specialist Expansion. The Default Specialist may from time to time (i) be engaged by the Firm and any other Person to perform services which are not included in or related to the Mortgage Default Services, or (ii) invest in or engage in businesses wholly unrelated to the Mortgage Default Services; provided, however, the Default Specialist shall not provide any Legal Services. Except for the exclusivity provisions of Section 2.4, nothing in this Agreement shall be construed to preclude the Default Specialist from providing services the same as or similar to those provided under this Agreement to other customers of the Default Specialist during the term of this Agreement.
     11.4 Referrals From Others than the Firm. Subject to the restrictions of Section 2.4, the Default Specialist may from time to time (i) be engaged by other Persons to perform Mortgage Default Services; (ii) enter into agreements similar to this Agreement with other Persons; and (iii) enter into co-engagements with other law firms which will provide Legal Services for the Default Specialist customers, in all cases without the necessity of obtaining approval from the Firm.
ARTICLE XII
INDEMNIFICATION; LIMITATIONS OF LIABILITY
     12.1 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES EVEN IF THE LIKELIHOOD OF SUCH DAMAGES IS KNOWN TO SUCH PARTY.
     12.2 Costs of Enforcement. If either Party files suit in any court against the other Party to enforce the terms of this Agreement against the other Party or to obtain performance by the other Party hereunder, the Prevailing Party will be entitled to recover all reasonable costs, including Reasonable Attorneys’ Fees, from the other Party as part of any judgment in such suit. The term “Prevailing Party” shall mean the Party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint.
     12.3 Force Majeure. No Party hereto shall be liable for delay or default in performing hereunder (other than a delay or default in payment of any monies due to the other Party) if such performance is delayed or prevented by a Force Majeure Condition.
     12.4 Indemnification of the Firm by the Default Specialist. The Default Specialist shall indemnify, defend and hold harmless the Firm and its respective officers, directors, employees, members, and shareholders from and against any claims, damages, losses, liabilities, costs and expenses, including reasonable attorney’s fees (collectively, the “Firm Damages”) incurred in connection with the failure of the Default Specialist to perform the Mortgage Default Services in accordance with this Agreement through negligence of the Default Specialist, administrative errors and omissions, or otherwise, including any Firm Damages incurred by the Firm arising out of or in any way related to the Default Specialist’s obligations under Article V above; provided,
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however, that the Default Specialist will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results from the willful misconduct or negligence of the Firm; and provided, further, that the maximum obligations for Firm Damages under this Section 12.4 shall be limited to Five Hundred Thousand Dollars ($500,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Five Million Dollars ($5,000,000) during the Initial Term and any Extended Term. Such right of indemnification under this Section 12.4 will survive the termination of this Agreement.
     12.5 Indemnification of the Default Specialist by the Firm. The Firm acknowledges that the Firm is responsible for the supervision, as may be required by Applicable Law, of the employees of the Default Specialist providing Mortgage Default Services to the Firm on behalf of the Clients pursuant to this Agreement. The Firm shall indemnify, defend and hold the Default Specialist and its respective officers, directors, employees, members, and partners harmless from and against any claims, damages, losses, liabilities, costs and expenses, including reasonable attorney’s fees which may be imposed upon, incurred by or asserted against the Default Specialist or such other indemnified Persons in any manner relating to or arising out of (i) the provision of Mortgage Default Services by the Default Specialist to the Firm pursuant to this Agreement in connection with the failure of an attorney employed by the Firm to properly supervise the employees of the Default Specialist or as a result of complying with such supervising attorney’s direction or supervision, (ii) any breach of or default under any Engagement Letter as a result of the referral of files by the Firm to the Default Specialist pursuant to this Agreement, (iii) any disclosure of any information contained in any file or otherwise disclosed by the Firm or its employees or agents in contravention or violation of any Engagement Letter, Applicable Law or other obligation to any other Person or (iv) the access provided to, or the use of, any software and assets owned or licensed by the Firm to the Default Specialist in contravention or violation of (A) any contract, license, lease, agreement or other arrangement to which the Firm is a party or is subject to or (B) Applicable Law. Such right of indemnification under this Section 12.5 will survive the termination of this Agreement, and shall be limited to Five Hundred Thousand Dollars ($500,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Five Million Dollars ($5,000,000) during the Initial Term and any Extended Term.
     12.6 Indemnification Procedures. Promptly, upon be coming aware of any matter which is subject to the provisions of Sections 12.4 or 12.5 (a “Claim”), any party seeking indemnification (an “Indemnified Party”) must give notice of the Claim to the other Party (the “Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party. The Indemnified Party shall also provide reasonable cooperation and information to assist the Indemnifying Party in the defense or settlement of any Claim. If the Indemnified Party fails to notify the Indemnifying Party of the Claim promptly or to provide reasonable cooperation and information to defend or settle the Claim, the Indemnifying Party shall not be required to indemnify the Indemnified Party to the extent that such failure prejudices the Indemnifying Party’s ability to defend or settle the Claim. The Indemnifying Party, at its sole option, may take whatever action it deems reasonable and appropriate in the handling, defense, or settlement of any Claim, subject to the terms of any applicable insurance policy; provided, however, that with respect to any Claim asserted by a Client, the Firm shall have all contact with such Client; provided, further, that the Default Specialist shall not have any liability for indemnification under this Agreement to the extent that
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the lack of any such contact with such Client adversely affects the ability of the Default Specialist to defend any Claim asserted by such Client. The Indemnifying Party will notify the Indemnified Party in writing of any proposed settlement of a Claim, and shall not settle any Claim without the prior written consent of the Indemnified Party unless such settlement includes an unconditional release of all liability of the Indemnified Party with respect thereto. The Indemnified Party shall not settle any Claim without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, the Firm shall have the exclusive right to settle any Client Claim, provided (i) the amount of any such Claim is not in excess of One Hundred Thousand Dollars ($100,000), (ii) that any such settlement includes an unconditional release of the Default Specialist and any other Indemnifying Party from all liability arising out of such Client Claim and (iii) that any such settlement does not contain any factual or legal admission by or with respect to the Default Specialist or any other Indemnifying Party or any adverse statement with respect to the character, professionalism, expertise or reputation of the Default Specialist or any other Indemnifying Party.
     12.7 Limitation on Indemnification. No claim for indemnification by an Indemnified Party pursuant to Sections 12.4 or 12.5 shall be payable unless and until the aggregate amount of all Damages incurred by the Indemnified Party under Sections 12.4 or 12.5 exceeds Twenty-Five Thousand Dollars ($25,000.00), after which the Indemnified Party may seek indemnification for the full amount of such claims.
     12.8 Sole and Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, absent fraud, the Parties agree that the indemnification set forth in this Article XII shall be the sole and exclusive remedy for breaches of the representations, warranties, covenants and agreements described herein.
ARTICLE XIII
REPURCHASE RIGHT
     13.1 Upon the termination of this Agreement for any reason (other than by Default Specialist pursuant to Section 9.4), prior to the tenth (10th) anniversary of this Agreement, for a period of sixty (60) days immediately following the date of delivery of the notice of termination by the applicable Party, the Default Specialist will have the right, but not the obligation, to repurchase all of the Purchased Membership Interests (as defined in the Purchase Agreement) for a purchase price equal to the Repurchase Price by delivering written notice of the exercise of such right to the Firm (the “Call Notice”). The date on which the Firm receives the Call Notice hereinafter is referred to as the “Call Delivery Date”.
     13.2 If the Firm receives a Call Notice, then on the fifth (5th) day following receipt of such Call Notice (the “Call Closing Date”) the Firm shall be obligated to sell to Default Specialist all of the Purchased Membership Interests. On the Call Closing Date, the Default Specialist shall deliver to the Firm the Purchased Membership Interests, against delivery to the Firm, by Default Specialist of the Repurchase Price, to be paid by Default Specialist by check or wire transfer of immediately available funds to an account designated by the Firm.
     13.3 The Parties acknowledge and agree that, in the event the Firm Transfers (as defined in the Operating Agreement) the Purchased Membership Interests to a Permitted
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Transferee (as defined in the Operating Agreement), the provisions of this Article XIII shall be binding on, and enforceable against, any such Permitted Transferee and such Permitted Transferee shall receive title to such Purchased Membership Interests, or any portion thereof, subject to the provisions of this Article XIII. Each certificate evidencing the Purchased Membership Interests held by the Firm, or its Permitted Transferee, if applicable, shall contain a restrictive legend substantially as follows:
“THE SECURITIES REPRESENTED BY THIS MEMBERSHIP INTEREST CERTIFICATE ARE SUBJECT TO CERTAIN CALL RIGHTS PURSUANT TO A SERVICES AGREEMENT, BY AND BETWEEN FEIWELL & HANNOY PROFESSIONAL CORPORATION AND AMERICAN PROCESSING COMPANY, LLC. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE PRESIDENT OF AMERICAN PROCESSING COMPANY, LLC.”
     13.4 The Default Specialist and the Firm each shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the other party may at any time reasonably request to effect, consummate, confirm or evidence the sale to the Default Specialist of the Purchased Membership Interests. In the event that the Firm should fail to deliver to the Default Specialist the certificates representing the Purchased Membership Interests when required to do so pursuant to this Agreement, the Default Specialist shall cause the records and books of the Default Specialist to show that such Purchased Membership Interests are deemed canceled for failure to comply with the provisions of this Article XIII.
ARTICLE XIV
MISCELLANEOUS
     14.1 No Other Agreement. The terms and conditions set forth in this Agreement are those adopted by the Parties after extensive study and discussion and supersede all other agreements, contracts, statements, courses of conduct, and expressions of intent which may have previously existed between the Parties. This Agreement, to include the appendices, Schedules and Exhibits attached hereto and made a part hereof for all purposes, represent the entire agreement between the Parties with respect to the subject matter herein.
     14.2 Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent by next-day or overnight courier or delivery to the applicable address set forth below; or (d) sent via facsimile or other electronic transmission (including transmission in portable document format by electronic mail), as set forth below or, in each case, at such other address as may be specified in writing to the other Party:
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If to the Default Specialist:	If to Firm:

American Processing Company, LLC	Feiwell & Hannoy Professional Corporation
c/o Dolan Media Company	Attention: Doug Hannoy and Michael
Attn : James P. Dolan	Feiwell
1200 Baker Building	251 North Illinois Street, Suite 1700
706 Second Avenue South	Indianapolis, Indiana 46204
Minneapolis, Minnesota 55402	Fax: (317) 237-2722
Fax: (612) 317-9434	Email: DHANNOY@feiwellhannoy.com
Email: jim.dolan@dolanmedia.com	MFEIWELL@feiwellhannoy.com

with a copy to:	with a copy to:

Katten Muchin Rosenman LLP	Bingham McHale LLP
Attn: Walter S. Weinberg	Attention: David R. Prechtel
525 West Monroe Street	10 West Market Street
Chicago, Illinois 60661-3693	2700 Market Tower
Fax: (312) 577-8771	Indianapolis, Indiana 46204
Email: walter.weinberg@kattenlaw.com	Fax: (317) 236-9907
Email: dprechtel@binghammchale.com
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (y) if by certified or registered mail, on the third business day after the mailing thereof or (z) if by next-day or overnight courier or delivery, on the date of such delivery.
     14.3 Governing Law; Agreement to Arbitrate; Waiver of Jury Trial.
     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.
     (b) Except for claims in which injunctive relief or specific performance is sought, and except as expressly provided elsewhere in this Agreement, any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach hereof or thereof shall be resolved as follows:
     (i) The Parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement. Either Party may initiate negotiations by providing written notice in letter form to the other Party, setting forth the subject of the dispute and the relief requested. The recipient of such notice will respond in writing within five (5) days with a statement of its position on, and recommended solution to, the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority will meet at a mutually agreeable time and place within ten (10) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the matter will be
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submitted to JAMS, or its successor, for arbitration in accordance with subsection (ii) below.
     (ii) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof or thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Indianapolis, Indiana, before a sole arbitrator, in accordance with the laws of the State of Indiana for agreements made in and to be performed in the State of Indiana. The arbitration shall be administered by JAMS or its successor. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.
     (iii) BY ENTERING INTO THIS AGREEMENT, EACH PARTY HERETO HEREBY AGREES THAT ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATED TO THIS AGREEMENT IS TO BE DECIDED BY NEUTRAL BINDING ARBITRATION, AND EACH PARTY IS GIVING UP ANY RIGHTS IT MIGHT POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR JURY TRIAL. IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH REFUSING PARTY MAY BE COMPELLED TO ARBITRATE UNDER FEDERAL OR STATE LAW. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THEIR RESPECTIVE AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
     14.4 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
     14.5 Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.
     14.6 Due Authorization. Each Party warrants that the terms of this Agreement and its execution, delivery and performance have been duly authorized and approved by all necessary action of each Party.
     14.7 Counterparts. The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original
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and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.
     14.8 Amendments; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
     14.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person (except for Persons entitled to indemnification hereunder) other than the Parties and their respective successors and permitted assigns.
     14.10 No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.
     14.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
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Signature page follows this page
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     IN WITNESS WHEREOF, the undersigned hereby execute this Services Agreement as of the date first above written.

AMERICAN PROCESSING COMPANY, LLC

By: Its:	DOLAN APC LLC Manager

By:	/s/ Scott J. Pollei

Name:	Scott J. Pollei
Title:	Vice President

FEIWELL & HANNOY PROFESSIONAL CORPORATION

By:	/s/ Douglas J. Hannoy

Name:	Douglas J. Hannoy
Its:	President

The undersigned hereby execute this Services Agreement solely for purposes of making the commitments set forth in Article VIII (Restrictive Covenants).

/s/ Douglas J. Hannoy

DOUGLAS J. HANNOY

/s/ Michael J. Feiwell

MICHAEL J. FEIWELL

/s/ Murray J. Feiwell

MURRAY J. FEIWELL
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EXHIBIT “A”
Description of Malpractice Insurance Policies
-	CNA lawyers professional liability policy:
o Limits of liability: Each claim is limited to $2,000,000 with an aggregate limit of $4,000,000.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.